Exhibit 99.1

microHelix Announces
First Quarter Financial Results

FINAL

For Immediate Release

Contact:	Terry Rixford

Chief Financial Officer

microHelix, Inc.

(503) 968-1600

RCG Capital Markets Group, Inc. (480) 675-0400

Retail: Robert Blum, Tom Nelson

Analysts / Institutional: Joe Dorame

Media: Jeff Stanlis

(April 29, 2002) – PORTLAND, Oregon – microHelix, Inc. (Nasdaq: MHLX), a developer and supplier of technologically advanced, customized interconnect systems to the medical device industry, today announced financial results for the fiscal first quarter ended March 31, 2002.

The company posted revenue of $1.3 million compared to $1.6 million reported for the fiscal first quarter ended March 31, 2001. The company reported a net loss of $701,000, or $0.15 per share, compared to a net loss of $44,000 or $0.03 per share for the same period last year.

The company completed the quarter with $5.4 million in cash. Cash used in the quarter for operations was $770,000. During the quarter, one-time payments of $269,000 were made to printers, lawyers and accountants for services related to the company’s November 2001 IPO. In addition, a one-time payment of approximately $862,000 for accrued interest to a shareholder, partial payment of loan principal to a shareholder and deferred compensation to a shareholder were made during the quarter.

“As we progress through fiscal year 2002, the financial underpinnings of the company are strong with more than $5 million in cash on hand, minimal long-term debt and a substantial line of credit in place,” said Dick Sass, president of microHelix. “With the increasing sophistication of implantable device technology, and commensurately, the ability to improve or sustain life, we believe the market for implantable medical devices is poised to grow at an accelerated rate. Add to that the advancing age of the baby-boomer generation and we believe there is strong demographic momentum that will drive the demand for implantable devices.”

Mr. Sass continued, “We are focused on working with the leading medical device manufacturers, in both the implantable and minimally invasive markets, so that microHelix becomes an important design partner and a reliable manufacturing source. For the first quarter of this year I am pleased to report that our sales to the minimally invasive market are up 41% compared to the same quarter a year ago, and our sales to the implantable market have more than doubled from the same quarter last year.”

Terry Rixford, chief financial officer of microHelix, stated, “We remain focused on achieving our stated goal of increasing revenues by 30 percent from existing operations during 2002. We continue to pursue appropriate acquisition candidates to expand our product offerings and add to our sales. Additionally, we have made significant progress in changing our reporting systems to provide improved visibility into our operations and better analysis of our margins. These improvements will prove valuable in managing our business going forward.”

Management will discuss these financial results in a conference call at 4:30 p.m. ET April 29 to discuss the financial results. Interested parties can access the call by dialing (800) 967-7140 or by accessing the web cast at http://investor.microhelix.com/medialist.cfm. A replay of the call will be available at (719) 457-0820 for 7 days following the call, confirmation code 475555, and the web cast can be accessed at www.rcgonline.com for 30 days as well.

microHelix, Inc. is a leading manufacturer of sophisticated interconnect cabling systems designed for the minimally invasive and fully-implantable medical device markets. microHelix’s interconnect systems are designed into devices manufactured by OEM customers and are used in applications such as electrophysiology cardiac mapping and left ventricular assist devices. microHelix has a distinct technological competitive advantage protected by seven approved U.S. patents and 11 pending patents covering proprietary microminiature methods of manufacturing electronic interconnect systems and related technology.

Statements in this press release other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the company’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the company’s products, general economic conditions, and such other risks and factors as are described from time to time in the company’s Securities and Exchange Commission filings. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

—END—

STATEMENT OF OPERATIONS
QUARTERS ENDED MARCH 31

	2001	2002

SALES:

Wire and cable	1,356	1,230

Government contracts	244	62

Total sales	1,600	1,292

COST OF SALES:

Wire and cable	932	1,042

Government contracts	128	60

Total cost of sales	1,060	1,102

Gross profit	540	190

OPERATING EXPENSES:

Research and development	44	130

Sales and marketing	97	194

General and administrative	304	548

Total operating expenses	445	872

INCOME (LOSS) FROM OPERATIONS 95 OTHER INCOME (EXPENSE)		(681)

Interest income	—	27

Interest expense and finance charges	(98)	(18)

Interest expense to shareholder	(41)	(28)

Other expense — net	(139)	(19)

NET LOSS	(44)	(701)

Net loss per share, basic and diluted	$(0.03)	$(0.15)

Weighted average shares outstanding, basic and diluted	1,332	4,660

BALANCE SHEET

ASSETS	12/31/01	3/31/02

CURRENT ASSETS

Cash	$7,353	$5,452

Accounts receivable, net	1,049	893

Inventories	880	868

Prepaid expenses and other assets	171	212

Total current assets	9,453	7,425

PROPERTY, PLANT, AND EQUIPMENT — Net	1,868	1,844

INTANGIBLE AND OTHER ASSETS — Net	4,926	4,929

TOTAL	16,247	14,198

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	842	478

Accrued interest	531	—

Accrued liabilities	378	366

Line of Credit	711	711

Notes payable to shareholder	326	535

Deferred shareholder compensation	200	—

Current Portion of Long-Term Debt	250	250

Total current liabilities	3,238	2,340

LONG-TERM DEBT

Notes payable	500	441

Note payable to shareholder	1,000	600

Total long-term liabilities	1,500	1,041

Total liabilities	4,738	3,381

SHAREHOLDERS’ EQUITY

Common stock	14,179	14,179

Additional paid in capital	6,485	6,485

Notes receivable from shareholders	(58)	(58)

Deferred compensation	(85)	(76)

Accumulated deficit	(9,012)	(9,713)

Total shareholders’ equity (deficit)	11,509	10,817

TOTAL	16,247	14,198